Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Third Quarter 2022 Results; Updates Fiscal Year 2022 Outlook

Third Quarter Fiscal 2022 Highlights

●	Compared to Third Quarter Fiscal 2021:
o	Net sales increased 7% to $955 million
o	Income from operations increased 33% to $134 million
o	Net income increased 61% to $107 million
o	Diluted EPS increased 62% to $0.73 from $0.45
o	Adjusted EBITDA including unconsolidated joint ventures(1) increased 31% to $220 million
●	Capital Returned to Shareholders:
o	Paid $34 million in cash dividends
o	Repurchased $50 million of common stock

Updated Fiscal 2022 Outlook

●	Net sales growth above long-term target range of low-to-mid single digits
●	Net income and Adjusted EBITDA including unconsolidated joint ventures(1) expected to be pressured through the remainder of fiscal 2022 due to higher potato, input and transportation costs
●	Gross margin of 19% to 20%; previous gross margin estimate was 18% to 20%

EAGLE, ID (April 7, 2022) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal third quarter 2022 results and updated its fiscal 2022 outlook.

“We continued to make financial and operating progress in the quarter through strong execution of pricing actions to manage significant input, manufacturing and supply chain cost inflation,” said Tom Werner, President and CEO. “Our pricing actions, along with manufacturing productivity and cost mitigation efforts, drove sequential and year-over-year improvement in our gross margin despite the Omicron variant affecting demand across our restaurant and foodservice channels, and disrupting production and distribution operations more than we anticipated. In addition, constraints in global logistics networks continued to significantly limit our international sales volumes.”

“We are managing through this challenging macro environment well and remain on track to deliver our financial targets for fiscal 2022. The increase in our potato costs resulting from the exceptionally poor crop harvested in fall 2021 in the Pacific Northwest is in line with expectations, and we have secured enough raw potatoes to meet our near-term production forecast. We plan to continue to execute on our pricing, productivity and cost management actions to mitigate the effect of inflation, and drive run-rate and throughput improvements in our factories. Our capacity expansions in Idaho and China are on schedule, and we remain confident that continuing to invest in our business and executing on our strategies will have us well positioned to support the needs of customers and drive long-term growth.”

Summary of Third Quarter Fiscal 2022 Results
($ in millions, except per share)

		Year-Over-Year	YTD	Year-Over-Year
	Q3 2022	Growth Rates	FY 2022	Growth Rates
Net sales	$955.0	7%	$2,945.8	11%
Income from operations	$133.8	33%	$308.4	(18%)
Net income	$106.6	61%	$168.9	(33%)
Diluted EPS	$0.73	62%	$1.16	(33%)
Adjusted Diluted EPS(1)	$0.73	62%	$1.43	(17%)
Adjusted EBITDA including unconsolidated joint ventures(1)	$219.6	31%	$523.9	(10%)

Q3 2022 Commentary

Net sales increased $59.2 million to $955.0 million, up 7 percent versus the prior year quarter. Price/mix increased 12 percent, primarily reflecting the benefit of pricing actions across each of the Company’s business segments to offset input, manufacturing, and transportation cost inflation. Volume declined 5 percent, reflecting lower export volume and lower shipments to retail channels. The Company increased shipments to restaurant and foodservice channels in North America, although growth was tempered by softer restaurant traffic as a result of the effects of the Omicron variant of the COVID-19 virus and an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor and commodities shortages, that resulted in lower production run-rates and throughput in the factories.

Income from operations increased $33.2 million to $133.8 million, up 33 percent versus the prior year quarter, reflecting higher gross profit and lower selling, general and administrative expenses (“SG&A”). Gross profit increased $24.3 million, as the benefits from higher price/mix more than offset the impact of higher manufacturing and distribution costs on a per pound basis, as well as lower sales volumes. The higher costs per pound primarily reflected double-digit cost inflation from key inputs, particularly raw materials such as edible oils, ingredients such as grains and starches used in product coatings, and raw potatoes, as well as higher transportation, packaging, and labor costs. The increase in costs per pound also reflected the effects of labor and commodities shortages on production run-rates, as well as lower raw potato utilization rates. The increase in per pound costs was partially offset by supply chain productivity savings. The increase in gross profit also included a $1.7 million increase in unrealized mark-to-market adjustments associated with commodity hedging contracts, which includes a $3.6 million gain in the current quarter, compared with a $1.9 million gain related to these items in the prior year quarter.

SG&A declined $8.9 million compared to the prior year quarter, primarily due to lower consulting expenses associated with improving the Company’s commercial and supply chain operations, lower compensation and benefits expense, and a $1.9 million decrease in advertising and promotion expenses (“A&P”). The decrease in SG&A was partially offset by higher information technology infrastructure costs, including expenses related to the planning and design of the Company’s new enterprise resource planning (“ERP”) system, as well as unfavorable foreign exchange expense. Approximately $2 million of the ERP-related expenses recognized in the quarter consisted primarily of consulting expenses that will not continue after the Company implements its new ERP system, compared to approximately $1 million of ERP-related expenses in the prior year quarter.

Net income was $106.6 million, up $40.5 million versus the prior year quarter, and Diluted EPS was $0.73, up $0.28 versus the prior year quarter. The increases were driven by higher income from operations and equity method investment earnings.

Adjusted EBITDA including unconsolidated joint ventures(1) increased $52.5 million to $219.6 million, up 31 percent versus the prior year quarter, driven by higher income from operations and equity method investment earnings.

The Company’s effective tax rate(2) in the third fiscal quarter was 22.6 percent, versus 19.8 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q3 2022 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q3 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$487.9	2%	8%	(6%)
Segment product contribution margin(3)	$73.0	(8%)

Net sales for the Global segment, which is generally comprised of the top 100 North American based quick service (“QSR”) and full-service restaurant chain customers as well as all of the Company’s international sales, increased $9.4 million to $487.9 million, up 2 percent versus the prior year quarter, with price/mix up 8 percent and volume down 6 percent. The benefit of domestic and international product and freight pricing actions to offset inflation, as well as favorable mix, drove the increase in price/mix. Lower export shipments due to limited shipping container availability and disruptions to ocean freight networks drove the decline in sales volumes. Sales volumes to North American large QSR and casual dining restaurant chain customers increased, although this increase was tempered by softer consumer traffic as a result of the effects of the Omicron variant.

Global segment product contribution margin declined $6.3 million to $73.0 million, down 8 percent versus the prior year quarter. Higher manufacturing and distribution costs per pound as well as lower sales volumes more than offset the benefit of favorable price/mix.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q3 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$294.5	34%	22%	12%
Segment product contribution margin(3)	$106.7	52%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $75.0 million to $294.5 million, up 34 percent versus the prior year quarter, with price/mix up 22 percent and volume up 12 percent. The benefits of product and freight pricing actions taken earlier in the year to offset inflation, as well as favorable mix, drove the increase in price/mix. The ongoing recovery in demand at full-service restaurants and in non-commercial channels (such as lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments) drove the increase in sales volumes. While shipments to restaurants have essentially returned to pre-pandemic levels, demand in non-commercial channels remain below pre-pandemic levels. The segment’s overall volume growth was tempered by softer restaurant and non-commercial traffic as a result of the effects of the Omicron variant, as well as an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor shortages, that resulted in lower production run-rates and throughput in the factories.

Foodservice segment product contribution margin increased $36.5 million to $106.7 million, up 52 percent compared to the prior year quarter. Favorable price, volume and mix drove the increase, and were partially offset by higher manufacturing and distribution costs per pound.

Retail

Retail Segment Summary

		Year-Over-Year
	Q3 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$143.6	(12%)	12%	(24%)
Segment product contribution margin(3)	$31.6	(5%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant, and club customers in North America, declined $18.9 million to $143.6 million, down 12 percent versus the prior year quarter, with volume down 24 percent and price/mix up 12 percent. Lower shipments of private label products, resulting from incremental losses of certain low-margin business, as well as lower shipments of branded products, drove the sales volume decline. The decline in branded product shipments reflected an inability to fully serve customer demand due to lower production run-rates and throughput in the factories. Product and freight pricing actions across the branded and private label portfolios to offset inflation, as well as improved mix, drove the increase in price/mix.

Retail segment product contribution margin declined $1.5 million to $31.6 million, down 5 percent versus the prior year quarter. Lower sales volumes and higher manufacturing and distribution costs per pound drove the decline, partially offset by favorable price/mix and a $1.6 million decrease in A&P expenses.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $29.7 million and $11.1 million for the third quarter of fiscal 2022 and 2021, respectively. Equity method investment earnings included a $19.6 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter, compared to a $2.2 million unrealized gain related to these items in the prior year quarter. The increase in mark-to-market adjustments in the third quarter of fiscal 2022, primarily relates to changes in the value of natural gas derivatives at Lamb-Weston/Meijer as commodity markets in Europe have experienced significant volatility.

Excluding the mark-to-market adjustments, earnings from equity method investments increased $1.2 million compared to the prior year quarter. The increase reflects the benefit of favorable price/mix and higher sales volumes, largely offset by input cost inflation and higher manufacturing and distribution costs in both Europe and the U.S.

Cash Flow and Liquidity

In the first three quarters of fiscal 2022, net cash from operating activities was $174.0 million, down $200.8 million versus the prior year period, primarily due to unfavorable changes in working capital and lower earnings. Capital expenditures, including information technology expenditures, were $227.0 million, up $120.3 million versus the prior year period, reflecting increased investments to support capacity expansion projects.

At the end of the third quarter of fiscal 2022, the Company had $428.6 million of cash and cash equivalents and no borrowings outstanding under its $1.0 billion revolving credit facility.

Capital Returned to Shareholders

In the third quarter of fiscal 2022, the Company returned a total of $84.3 million to shareholders, including $34.3 million in cash dividends and $50.0 million through share repurchases. The Company repurchased 763,777 shares during the quarter at an average price per share of $65.46.

Fiscal 2022 Outlook

The Company continues to expect fiscal 2022 net sales growth will be above its long-term target of low-to-mid single digits. The Company anticipates net sales growth in the fourth quarter of fiscal 2022 will be driven largely by price/mix, reflecting the Company’s pricing actions to offset input and transportation cost inflation. The Company expects sales volumes in the fourth quarter will continue to be tempered by disruptions to the Company’s production and logistics networks, as well as the effects of inflation and COVID-19 variants on restaurant traffic and consumer demand.

The Company expects net income and Adjusted EBITDA including unconsolidated joint ventures(1) in the fourth quarter of fiscal 2022 will continue to be pressured, as it manages through significant inflation for key production inputs, transportation and packaging, as well as industrywide operational challenges, including labor and commodities shortages, resulting from volatility in the broader supply chain. In addition, the Company expects higher raw potato costs on a per pound basis due to the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest.

Taking these headwinds into account, the Company expects its full year fiscal 2022 gross margin to be 19 percent to 20 percent. The Company previously expected its full year fiscal 2022 gross margin to be 18 percent to 20 percent.

For the fourth quarter of fiscal 2022, the Company is targeting a gross margin of 19 percent to 21 percent. In addition, the Company expects that ongoing investments in information technology, including the second phase of its ERP project, will increase SG&A expenses as compared to the fourth quarter of fiscal 2021. The Company expects that these investments will improve its ability to support growth and margin improvement over the long-term.

In addition, for fiscal 2022, the Company continues to expect:

●	Depreciation and amortization of approximately $190 million,
●	Interest expense of approximately $163 million, which includes a $53.3 million loss (an aggregate call premium of $39.6 million of cash and a write-off of $13.7 million of previously unamortized debt issuance costs associated with the redeemed senior notes) on the extinguishment of debt that the Company recognized during the second quarter of fiscal 2022, and

●	Effective tax rate of approximately 22 percent.

The Company reduced its estimate for cash used for capital expenditures, excluding acquisitions, to approximately $325 million from its previous estimate of $450 million, due to the projected timing of expenditures related to certain capacity expansion projects.

End Notes

(1)	Adjusted Diluted EPS and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the associated reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its third quarter fiscal 2022 results at 10:30 a.m. EDT today, April 7, 2022. Participants in the U.S. and Canada may access the conference call by dialing 888-204-4368 and participants outside the U.S. and Canada should dial +1-323-994-2093. The confirmation code is 1882707. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://globalmeet.webcasts.com/starthere.jsp?ei=1531544&tp_key=6212cb795b.

A rebroadcast of the conference call will be available beginning on Friday, April 8, 2022 after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “improve,” “will,” “continue,” “remain,” “support,” “anticipate,” “deliver,” “mitigate,” “increase,” “outlook,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs, pricing actions, and business outlook and prospects, as well as supply chain constraints, inflation, and the impact of the COVID-19 pandemic on the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials; labor shortages and other operational challenges; disruptions in the global economy caused by Russia’s invasion of Ukraine and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; levels of pension, labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, and adjusted interest expense, income tax expense, and net income, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 27,	February 28,	February 27,	February 28,
	2022	2021	2022	2021
Net sales	$955.0	$895.8	$2,945.8	$2,663.4
Cost of sales	734.0	699.1	2,368.0	2,029.4
Gross profit	221.0	196.7	577.8	634.0
Selling, general and administrative expenses	87.2	96.1	269.4	258.1
Income from operations	133.8	100.6	308.4	375.9
Interest expense, net (1)	25.8	29.3	136.1	89.6
Income before income taxes and equity method earnings	108.0	71.3	172.3	286.3
Income tax expense	31.1	16.3	49.4	76.2
Equity method investment earnings	29.7	11.1	46.0	42.2
Net income	$106.6	$66.1	$168.9	$252.3
Earnings per share
Basic	$0.73	$0.45	$1.16	$1.72
Diluted	$0.73	$0.45	$1.16	$1.72
Dividends declared per common share	$0.245	$0.235	$0.715	$0.695
Weighted average common shares outstanding:
Basic	145.1	146.5	145.8	146.4
Diluted	145.5	147.2	146.2	147.1

Computation of diluted earnings per share:
Net income	$106.6	$66.1	$168.9	$252.3
Diluted weighted average common shares outstanding	145.5	147.2	146.2	147.1
Diluted earnings per share	$0.73	$0.45	$1.16	$1.72

(1)	Interest expense, net, for the thirty-nine weeks ended February 27, 2022, includes a loss on the extinguishment of debt of $53.3 million, which includes an aggregate call premium of $39.6 million related to the redemption of the Company’s 4.625% senior notes due 2024 and 4.875% senior notes due 2026, and the write-off of $13.7 million of previously unamortized debt issuance costs associated with those notes.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	February 27,	May 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$428.6	$783.5
Receivables, less allowance for doubtful accounts of $1.1 and $0.9	430.6	366.9
Inventories	634.5	513.5
Prepaid expenses and other current assets	117.0	117.8
Total current assets	1,610.7	1,781.7
Property, plant and equipment, net	1,556.1	1,524.0
Operating lease assets	128.2	141.7
Equity method investments	312.8	310.2
Goodwill	321.8	334.5
Intangible assets, net	34.5	36.9
Other assets	136.7	80.4
Total assets	$4,100.8	$4,209.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and financing obligations	$32.2	$32.0
Accounts payable	349.3	359.3
Accrued liabilities	231.4	226.9
Total current liabilities	612.9	618.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,697.0	2,705.4
Deferred income taxes	171.9	159.7
Other noncurrent liabilities	226.7	245.5
Total long-term liabilities	3,095.6	3,110.6
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 148,038,020 and 147,640,632 shares issued	148.0	147.6
Additional distributed capital	(819.4)	(836.8)
Retained earnings	1,309.1	1,244.6
Accumulated other comprehensive income (loss)	(7.4)	29.5
Treasury stock, at cost, 3,593,439 and 1,448,768 common shares	(238.0)	(104.3)
Total stockholders’ equity	392.3	480.6
Total liabilities and stockholders’ equity	$4,100.8	$4,209.4

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirty-Nine Weeks Ended
	February 27,	February 28,
	2022	2021
Cash flows from operating activities
Net income	$168.9	$252.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	142.4	142.3
Loss on extinguishment of debt	53.3	1.0
Stock-settled, stock-based compensation expense	15.5	17.6
Earnings of joint ventures in excess of distributions	(26.8)	(29.9)
Deferred income taxes	14.2	1.0
Other	(3.3)	9.4
Changes in operating assets and liabilities:
Receivables	(64.1)	(30.4)
Inventories	(121.2)	(80.6)
Income taxes payable/receivable, net	16.4	28.2
Prepaid expenses and other current assets	(15.6)	(6.5)
Accounts payable	(3.8)	60.9
Accrued liabilities	(1.9)	9.5
Net cash provided by operating activities	$174.0	$374.8
Cash flows from investing activities
Additions to property, plant and equipment	(217.8)	(92.1)
Additions to other long-term assets	(9.2)	(14.6)
Other	0.8	0.5
Net cash used for investing activities	$(226.2)	$(106.2)
Cash flows from financing activities
Proceeds from issuance of debt	1,669.2	—
Repayments of debt and financing obligations	(1,690.1)	(297.6)
Repurchase of common stock and common stock withheld to cover taxes	(133.7)	(22.9)
Dividends paid	(103.0)	(100.9)
Payments of senior notes call premium	(39.6)	—
Repayments of short-term borrowings, net	—	(498.8)
Other	(5.0)	0.3
Net cash used for financing activities	$(302.2)	$(919.9)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	1.6
Net decrease in cash and cash equivalents	(354.9)	(649.7)
Cash and cash equivalents, beginning of period	783.5	1,364.0
Cash and cash equivalents, end of period	$428.6	$714.3

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	Thirteen Weeks Ended	Fourteen Weeks Ended	Year-Over-
	February 27,	February 28,	Year Growth
	2022	2021	Rates	Price/Mix	Volume
Segment net sales
Global	$487.9	$478.5	2%	8%	(6%)
Foodservice	294.5	219.5	34%	22%	12%
Retail	143.6	162.5	(12%)	12%	(24%)
Other	29.0	35.3	(18%)	2%	(20%)
	$955.0	$895.8	7%	12%	(5%)

Segment product contribution margin (1)
Global	$73.0	$79.3	(8%)
Foodservice	106.7	70.2	52%
Retail	31.6	33.1	(5%)
Other (2)	6.2	8.7	(29%)
	217.5	191.3	14%
Add: Advertising and promotion expenses	3.5	5.4	(35%)
Gross profit	$221.0	$196.7	12%

	Thirty-Nine Weeks Ended
			Year-Over-
	February 27,	February 28,	Year Growth
	2022	2021	Rates	Price/Mix	Volume
Segment net sales
Global	$1,505.8	$1,401.9	7%	5%	2%
Foodservice	929.8	697.3	33%	10%	23%
Retail	418.7	457.1	(8%)	6%	(14%)
Other	91.5	107.1	(15%)	8%	(23%)
	$2,945.8	$2,663.4	11%	7%	4%

Segment product contribution margin (1)
Global	$196.5	$249.8	(21%)
Foodservice	307.5	243.7	26%
Retail	67.8	99.0	(32%)
Other (2)	(6.6)	32.4	(120%)
	565.2	624.9	(10%)
Add: Advertising and promotion expenses	12.6	9.1	38%
Gross profit	$577.8	$634.0	(9%)

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

(2)	The Other segment primarily includes the Company’s vegetable and dairy businesses and unrealized mark-to-market adjustments associated with commodity hedging contracts. Unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts reported in the Other segment included a gain of $2.8 million and a gain of $4.3 million for the thirteen weeks ended February 27, 2022 and February 28, 2021, respectively; and a loss of $14.1 million and a gain of $16.3 million for the thirty-nine weeks ended February 27, 2022 and February 28, 2021, respectively.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, dollars in millions)

There were no items impacting comparability during the thirteen weeks ended February 27, 2022, or during the thirteen and thirty-nine weeks ended February 28, 2021.

	Thirty-Nine Weeks Ended February 27, 2022
				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	EPS
As reported	$308.4	$136.1	$49.4	$46.0	$168.9	$1.16
Items impacting comparability:
Loss on extinguishment of debt (2)	—	(53.3)	12.8	—	40.5	0.27
Adjusted (3)	$308.4	$82.8	$62.2	$46.0	$209.4	$1.43

(1)	Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the item impacting comparability.

(3)	Adjusted interest expense, income tax expense, net income, and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP financial measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 27,	February 28,	February 27,	February 28,
	2022	2021	2022	2021
Net income	$106.6	$66.1	$168.9	$252.3
Equity method investment earnings (1)	(29.7)	(11.1)	(46.0)	(42.2)
Interest expense, net (2)	25.8	29.3	136.1	89.6
Income tax expense	31.1	16.3	49.4	76.2
Income from operations	133.8	100.6	308.4	375.9
Depreciation and amortization	46.6	46.3	138.8	138.5
Adjusted EBITDA (3)	180.4	146.9	447.2	514.4

Unconsolidated Joint Ventures (4)
Equity method investment earnings	29.7	11.1	46.0	42.2
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	9.5	9.1	30.7	25.5
Add: Adjusted EBITDA from unconsolidated joint ventures	39.2	20.2	76.7	67.7

Adjusted EBITDA including unconsolidated joint ventures (3)	$219.6	$167.1	$523.9	$582.1

(1)	Unrealized mark-to-market adjustments associated with currency and commodity hedging contracts within equity method investment earnings include a gain of $3.6 million and a gain of $1.9 million for the thirteen weeks ended February 27, 2022 and February 28, 2021, respectively; and a loss of $9.2 million and a gain of $11.9 million for the thirty-nine weeks ended February 27, 2022 and February 28, 2021, respectively.

(2)	See footnote (1) to the Consolidated Statement of Earnings above for a discussion of the item impacting comparability.

(3)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Lamb Weston presents these measures because the Company believes they provide a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(4)	Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A., and accounts for these investments under the equity method of accounting. See Note 4, Investments in Joint Ventures, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2021 Form 10-K, for more information.